EXHIBIT 99.1

PRESS RELEASE

        FOR IMMEDIATE RELEASE

SRI/SURGICAL EXPRESS, INC. ANNOUNCES
NEW CHIEF EXECUTIVE OFFICER

TAMPA, FL— Wednesday, November 20, 2002 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC), a Tampa, Florida based surgical supply company, announces the appointment of Joseph A. Largey as its Chief Executive Officer effective December 1, 2002.

Mr. Largey began his career with 17 years at Johnson & Johnson, where he was primarily responsible for marketing supplies and equipment to hospital operating rooms in the Surgikos Division. Mr. Largey also served for 12 years with Picker International, Inc., a major healthcare distributor. Most recently he was President and Chief Executive Officer of The Spectranetics Corporation, a medical laser equipment company. Mr. Largey states: “SRI/Surgical Express is a great opportunity for me to help an established company realize its full potential. SRI is an innovator in hospital supply chain management.”

SRI conducted the three month search with the international firm, SpencerStuart, after Richard T. Isel, founder and previous CEO, retired August 15, 2002. John Simmons, Chairman of the Board of Directors, said: “We are excited to have Joe Largey join us. His enthusiasm, leadership and experience, especially in hospital operating room supply sales, is a perfect fit for the position.” Mr. Simmons and the other outside directors of SRI oversaw the CEO search process.

SRI/Surgical Express, Inc. provides hospitals with a daily delivery and retrieval service that furnishes reusable and disposable products and devices used in surgical procedures. The Company serves hospital customers in 24 states and the District of Columbia from 11 reprocessing facilities, one disposable products facility, and 16 distribution centers located throughout the United States.

FOR FURTHER INFORMATION:	Charles Pope, CFO
SRI/Surgical Express, Inc.
(813) 891-9550